UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 5, 2009 (December 31, 2008)

Education Realty Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32417	201352180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Oak Court Drive, Suite 300 Memphis, Tennessee	38117
(Address of Principal Executive Offices)	(Zip Code)

901-259-2500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Fannie Mae Credit Facility

On December 31, 2008, Education Realty Trust, Inc. (the “Company”), through 13 wholly-owned special purpose entities, closed on a new $222 million secured credit facility with Red Mortgage Capital, Inc., a Fannie Mae DUS(R) lender.  The Company has the ability to expand the facility up to $300 million, provided certain conditions are met.

The Company has drawn approximately $198 million in initial loans under the facility which was used to retire approximately $185 million of secured first mortgage debt that was due to mature in July 2009.  The remaining proceeds will be used to, reduce its corporate revolving credit facility, and provide for other corporate working capital needs.

The initial loans consist of fixed rate loans of approximately $16 million, $72 million, and $60 million with maturities of five, seven, and ten-year terms, respectively.  The average annual fixed interest rate is approximately 6.01%.  The facility also provided five-year variable interest rate loans based on 30-day LIBOR totaling approximately $50 million. The variable loans are currently priced at 3.82% per annum.

The obligations under the new facility are secured by cross-collateralized first priority mortgages on 13 of the Company’s student housing communities.  In addition, the nonrecourse loans are subject to standard nonrecourse carveouts, which are guaranteed by the Company and Education Realty Operating Partnership, LP (the “Operating Partnership”).

The loans may be accelerated at the option of the lender upon the occurrence of an event of default under the terms of the facility including, without limitation, the failure to pay amounts due or filing of bankruptcy proceedings.

The amount available to the Company and the Company’s ability to borrow from time to time under this facility is subject to certain conditions and the satisfaction of specified financial covenants, which include limiting distributions to the Company’s stockholders.

Extension of $100 Million Revolving Credit Facility

On January 5, 2009, the Company announced that it received an extension of its $100 million secured revolving credit facility with KeyBank National Association.  Pursuant to this extension, the revolving credit facility will mature on March 30, 2010.  All other terms and conditions of the revolving credit facility remain the same.  At December 31, 2008, there was approximately $33 million borrowed under the revolving credit facility.  The interest rate per annum applicable to the revolving credit facility is, at the Operating Partnership’s option, equal to a base rate or LIBOR plus an applicable margin based upon our leverage.  At December 31, 2008, the weighted average interest rate under the revolving credit facility was 2.78%.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 8.01. Other Events.

On January 5, 2009, the Company issued a press release announcing that its board of directors declared a cash dividend of $0.1025 per share of common stock for the quarter ended December 31, 2008. The dividend will be payable February 16, 2009, to stockholders of record as of January 30, 2009. A copy of the press release announcing the dividend is furnished as Exhibit 99.2 to this Current Report.

As discussed therein, the press release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. These forward-looking statements relate to the Company’s current expectations and are subject to the limitations and qualifications set forth in the press release as well as in the Company’s other documents filed with the United States Securities and Exchange Commission, including, without limitation, that actual events and/or results may differ materially from those projected in such forward-looking statements.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits. The following exhibits are being furnished herewith to this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press Release dated January 5, 2009 announcing the closing of the Fannie Mae Credit Facility
99.2	Press Release dated January 5, 2009 regarding the Company’s Quarterly Common Stock Dividend

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

Date: January 5, 2009	By:	/s/ Randall H. Brown
Randall H. Brown Executive Vice President, Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press Release dated January 5, 2009 announcing the closing of the Fannie Mae Credit Facility
99.2	Press Release dated January 5, 2009 regarding the Company’s Quarterly Common Stock Dividend